UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Kona Grill, Inc.

(Name of Registrant as Specified In Its Charter)

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On April 21, 2010, Kona Grill, Inc. distributed the following letter to its stockholders.
April 14, 2010
To All of Our Stockholders:
Recently, your Board of Directors (“Board”) sent you the Company’s Proxy Statement and WHITE proxy card relating to the 2010 Annual Meeting of Stockholders to be held on April 28th. The 2010 Annual Meeting is vitally important because you are being asked to choose from among six director candidates to elect three Company directors.
ONLY YOU can decide who are the three most qualified persons to serve your interests on the Company’s Board and shape Kona Grill’s strategic direction, work with your new management team to enhance the long-term value of your investment, improve the Company’s brand, and lead Kona Grill for the foreseeable future. No matter how many shares of common stock you own, it is very important that you make certain they are represented at this year’s Annual Meeting.
The past 24 months have been extremely challenging for Kona Grill. The global economic downturn sharply reduced consumer spending in multiple industries and consumer traffic in the upscale, casual dining segment of the restaurant sector – – where your Company operates – – was severely affected by the recession. Moreover, due to the frozen credit environment, the Company’s senior equipment lender declined to finalize a $10 million capital lease facility that was expected to be funded in November 2008. For reasons unrelated to Kona Grill’s financial condition and prospects, no other source of external financing was available to Kona Grill on commercially attractive terms. The depth of the global recession, coupled with the frozen credit environment, required the Company to act quickly to obtain alternate financing sources to supplement Kona Grill’s operating cash flows. Fortunately, we successfully raised $3.2 million of net proceeds from our common stock rights offering in which the holders of 82% of our common stock participated.
Your Board, has responded proactively by appointing a new management team with extensive restaurant experience and by implementing other measures to accelerate Kona Grill’s return to profitability.
WHAT WE DID IN 2009:
•	We significantly reduced costs relating to salary and benefits, travel and consulting services resulting in aggregate annual savings of $1.5 million, which went right to the bottom line.
•	We preserved variable margins by proactively managing food and beverage costs throughout last year’s difficult economic period.
•	In May 2009, the Board began a national search to recruit a management team with extensive restaurant experience.
•	In June 2009, we terminated our stockholder rights plan because at the May 2009 Annual Meeting a majority of you declined to vote for its continuation.
•	In November 2009, we hired Marc A. Buehler to serve as your new President and Chief Executive Officer. Mr. Buehler brings a highly successful 15-year career in the restaurant industry and the Board is excited that Mr. Buehler is now leading Kona Grill into the future.
•	To bolster the management team under Mr. Buehler, in December 2009 we added Rachel Phillips-Luther, with over 10 years of multi-restaurant marketing experience, as your new VP of Marketing and Brand Innovation, and in February 2010, we added Larry Ryback, with over 20 years of high-volume, upscale restaurant operating experience, as your new Sr. VP of Operations.
•	During 2009, in the midst of a severe global recession, we were still able to execute our growth strategy by opening four new restaurants — in Richmond, VA; Woodbridge, NJ; Eden Prairie, MN; and Tampa, FL. We plan to open an additional restaurant in Baltimore, MD during 2010.

WHAT WE ARE DOING IN 2010:
•	To grow sales and improve profitability, we are reengineering our menu and introducing new food and drink offerings.
•	We are initiating new branding and marketing programs to increase existing customer traffic and introduce our brand to new consumers.
•	We intend to remodel two older restaurants in Kansas City and Denver commencing in the third quarter of this year.
•	We are implementing improved training initiatives, new guest feedback systems and increased focus on taking care of every guest, every day in every restaurant.
•	We realigned incentive compensation plans for management employees at all levels of your Company to reward value creating performance.
•	We successfully negotiated several lease abatements, resulting in cost savings over the past 12 months in excess of $600,000 and we are commencing discussions with the landlords at all of our restaurant venues to seek additional rent concessions.
While there remains much work to be done, your Board and your new management team believe that Kona Grill is headed in the right direction and has a bright future. Your new management team benefits from a strong working relationship with the existing board. We believe in being proactive and our recent results prove it. As we reported publicly, this past month, March 2010, Company same-store sales turned positive for the first time since February 2008!!!
As you know, Mill Road Capital, L.P. (“Mill Road”), one of the Company’s largest stockholders, recently launched an opposition campaign – – a “proxy fight” – – to unseat all three incumbent-director candidates nominated by your Board for election at this year’s Annual Meeting. Mill Road is seeking to replace them with its three hand-picked opposition nominees. This proxy fight already has been and will continue to be costly and disruptive to your Company and your new management team at a time when all of your Company’s, Board’s and management’s time and attention, and Kona Grill’s financial resources, should be dedicated exclusively to proactively driving increased restaurant sales and Company profitability.
SEND MILL ROAD A MESSAGE THAT NOW IS NOT THE TIME TO SEEK TO CREATE A “HOUSE DIVIDED.” PLEASE DISCARD ANY OPPOSITION GOLD PROXY CARD YOU MAY RECEIVE FROM OR ON BEHALF OF MILL ROAD.
PLEASE SUPPORT ALL THREE OF YOUR BOARD’S NOMINEES BY COMPLETING AND RETURNING TODAY THE WHITE COMPANY PROXY CARD AND BY VOTING “FOR” EACH OF ANTHONY L. WINCZEWSKI, MARK A. ZESBAUGH AND DOUGLAS G. HIPSKIND.

YOUR VOTE IS VERY IMPORTANT — WE STRONGLY ENCOURAGE YOU TO VOTE
TODAY USING THE COMPANY’S WHITE COMPANY PROXY CARD
To vote FOR your Board’s nominees, please properly complete the enclosed WHITE company proxy card and return it in the pre-addressed, postage-paid envelope. Your board strongly urges you to discard and not to return any gold proxy card Mill Road may send to you or which you otherwise may receive. Even if you have previously returned the gold proxy card supplied by Mill Road, you can still vote FOR your Board’s nominees by voting the enclosed WHITE company proxy card today.
You should know that on March 25, 2010, the Company received a letter from Mr. Marcus Jundt whereby he notified the Company that he was withdrawing his self-nomination to be elected to your Board.
If you have any questions, require assistance in voting your WHITE company proxy card, or need additional copies of the Company’s proxy materials, please contact our proxy solicitation firm, The Altman Group, Inc., toll free at (877) 864-5055 or collect at (201) 806-7300 or via e-mail at ProxyInfo@altmangroup.com.
On behalf of your Board of Directors and management team, thank you for your attention and continued support. We look forward to seeing you at our 2010 Annual Meeting of Stockholders.

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.
1.	If your shares are registered in your own name, please sign, date and mail the enclosed WHITE Proxy Card and return it in the postage paid envelope provided today.
2.	If your shares are held in the name of a brokerage firm, bank, nominee or other institution, only it can vote your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed WHITE Proxy Card in the postage-paid envelope provided.
3.	After signing the enclosed WHITE Proxy Card do not sign or return the gold proxy card.
4.	Please do not send back any gold proxy card you receive from Mill Road even to vote against their nominees, as doing so will likely override any prior vote you cast on the WHITE proxy card
5.	Remember — only your latest dated proxy will determine how your shares are to be voted at the meeting. If you voted a gold proxy card and want to change your vote, you can do so now by sending in the enclosed WHITE proxy card.
If you have any questions or need further assistance in voting your shares, please contact our proxy solicitor:
The Altman Group, Inc.
Toll-free at (877) 864-5055
or
collect at (201) 806-7300.

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